Exhibit 99.2

Certain Remarks of Rebecca J. Weber

Urologix, Inc. Teleconference

October 27, 2009

•	This sequential increase in cash utilization was expected due to the timing of annual expenses such as insurance premiums, year-end audit fees and fiscal 2009 bonus payments.

Certain Remarks of Stryker Warren, Jr.

Urologix, Inc. Teleconference

October 27, 2009

From the question-and-answer portion of the conference call, with the clarification to Mr. Warren’s remarks in [brackets]:

CALLER: When you look at the sale growth, would you say that your success this quarter reflects opening up new accounts or more opening or more expanding the accounts that currently do business and doing more and more cases?

WARREN: It’s all of the above [for the first quarter 2010 when compared to the first quarter of fiscal year 2009]. And the way I would describe that is that we have, with a sales force that I think has matured significantly, been able to work more broadly in respective territories and I think we’ve also been able to, with discussions about patient selection and the like, certainly work with customers to increase utilization.

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